Billtrust to be Added to US Small-Cap Russell 2000® Index
Index Addition Increases Accounts Receivable Automation and B2B Integrated
Payments Leader’s Exposure to Broader Set of Investors

LAWRENCEVILLE, NJ – June 24, 2021 – BTRS Holdings Inc. (“Billtrust” or “the Company”) (NASDAQ: BTRS), a B2B accounts receivable automation and integrated payments leader, today announced that the Company will be added as a member of the Russell 2000® Index effective after the close of the market on June 28, 2021, as part of the Russell US index 2021 annual reconstitution.

The Russell 2000® Index measures the performance of the small-cap segment of the US equity universe and is a subset of the Russell 3000® Index. Billtrust will also be automatically added to the appropriate growth and value indexes.

"We are honored to be added to the Russell 2000® Index in our first year as a public company," said Flint Lane, Founder and CEO of Billtrust. “Our industry-leading platform offers customers an end-to-end solution spanning the entire order-to-cash process including credit decisioning, eCommerce, invoicing, payments, cash application and collections. We look forward to communicating our story to a broader audience of investors and stakeholders as the digital transformation of accounts receivable and B2B payments continues to accelerate and we continue our growth.”
Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for active investment strategies. Approximately $10.6 trillion in assets are benchmarked against Russell’s US indexes. Russell indexes are part of FTSE Russell, a leading global index provider.

For more information on the Russell 2000® Index and the Russell US Indexes reconstitution, go to the “Russell Reconstitution” section on the FTSE Russell website.

About Billtrust
Billtrust (NASDAQ: BTRS) is a leading provider of cloud-based software and integrated payment processing solutions that simplify and automate B2B commerce. Accounts receivable is broken and relies on conventional processes that are outdated, inefficient, manual and largely paper based. Billtrust is at the forefront of the digital transformation of AR, providing mission-critical solutions that span credit decisioning and monitoring, online ordering, invoice delivery, payments and remittance capture, invoicing, cash application and collections. For more information, visit Billtrust.com.

About FTSE Russell
FTSE Russell is a global index leader that provides innovative benchmarking, analytics and data solutions for investors worldwide. FTSE Russell calculates thousands of indexes that measure and benchmark markets and asset classes in more than 70 countries, covering 98% of the investable market globally.

FTSE Russell index expertise and products are used extensively by institutional and retail investors globally. Approximately $17.9 trillion is currently benchmarked to FTSE Russell indexes. For over 30 years, leading asset owners, asset managers, ETF providers and investment banks have chosen FTSE Russell indexes to benchmark their investment performance and create ETFs, structured products and index-based derivatives.

A core set of universal principles guides FTSE Russell index design and management: a transparent rules-based methodology is informed by independent committees of leading market participants. FTSE Russell is focused on applying the highest industry standards in index design and governance and embraces the IOSCO Principles. FTSE Russell is also focused on index innovation and customer partnerships as it seeks to enhance the breadth, depth and reach of its offering.

FTSE Russell is wholly owned by London Stock Exchange Group.

For more information, visit www.ftserussell.com.

Forward-Looking Statements
This press release includes certain statements that are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of the Company. These forward looking statements are subject to a number of risks and uncertainties, including those factors discussed in the Company’s filings with the SEC, including those under the header “Risk Factors” in the Post-Effective Amendment on Form S-1 filed with the SEC by the Company on March 25, 2021. If the risks materialize or assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that the Company presently does not know or that they currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect the Company’s expectations, plans or forecasts of future events and views as of the date of this press release. The Company anticipates that subsequent events and developments will cause its assessments to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Investor Contact
BilltrustIR@icrinc.com

Media Contact
Meredith Simpson
MSimpson@Billtrust.com